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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus/Proxy Statement constituting part of this Registration Statement on Form S-4 of Mac-Gray Corporation of our report dated January 30, 1998 relating to the consolidated financial statements of Mac-Gray Corporation and our report dated May 2, 1997 relating to the combined financial statements of Sun Services of America, Inc. and R. Bodden Coin-Op Laundry, Inc., which appear in such Prospectus/Proxy Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Financial Data" in such Prospectus/Proxy Statement. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Historical Financial Data."

/s/ Price Waterhouse LLP

Boston, Massachusetts
February 9, 1998